Exhibit 99.4

Severin, Chade (BOS) From: Sent: To: Subject: Amy Flood <Amy.Flood@gilead.com> Monday, August 28, 2017 7:10 AM Marni Kottle; Nathan Kaiser FW: On Behalf of John Milligan, CEO of Gilead This has been sent From: Christine Cassiano [mailto:ccassiano@kitepharma.com] Sent: Monday, August 28, 2017 4:09 AM To: DL-Kite Pharma US employees; DL-Kite Pharma EU employees Subject: On Behalf of John Milligan, CEO of Gilead Dear Kite Employees, I’m writing to introduce myself and the Gilead team, and to share how excited we are about the prospect of our companies joining together. Gilead is a research-based biopharmaceutical company and we have worked to solve complicated scientific problems, discovering and developing medicines that have evolved and transformed care for people with HIV and, more recently, viral hepatitis. Like Kite, we have operated at the forefront of science and have a history of driving rapid innovation to bring more effective and safer products to as many people as we can, as quickly as possible. We have a deep admiration for the work you have done to overcome many significant technical hurdles to develop axi-cel and prepare for a successful commercial launch. You have built a technology platform that is poised to make a tremendous difference for people, producing many different living therapies to potentially cure advanced cancers. We believe that together we will be a remarkable combination, providing tremendous benefit to both of our teams – and to people around the world whose lives will be improved by revolutionary new treatments. We are inspired by all you have accomplished to date, as well as the opportunity ahead of us, and look forward to working with you. I will be in El Segundo this afternoon and I look forward to meeting many of you in person and sharing more about Gilead and our vision for the future. With thanks, John This e-mail contains information that may be confidential. If you are not the intended recipient, please delete the e-mail and notify the sender at Kite Pharma immediately. 1